Exhibit 10.16

SPIRIT AIRLINES, INC

EXECUTIVE SEVERANCE PLAN

(Dated January 1, 2007)

ARTICLE I

GENERAL INFORMATION

1.1 Purpose. The Spirit Airlines, Inc. Executive Severance Plan (“Plan”) provides a select group of management or highly compensated directors and executives of Spirit Airlines, Inc. (“Company”) with severance pay if they are separated from service with the Company for the reasons described herein.

1.2 Prior Plans. Notwithstanding any other provision of the Plan, as of the date any director or employee of Company becomes an “Eligible Participant” (as defined below), the Plan supersedes any and all prior plans, policies, or practices, written or oral, which may have previously applied governing the payment of severance to such Eligible Participant, including, but not limited to any provisions within any employment agreement concerning the payment of severance and severance benefits.

1.3 Effective Date. The Plan is adopted and effective as of January 1, 2007 (“Effective Date”).

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following definitions shall apply:

2.1 “Base Salary” shall mean the Participant’s base annual salary or annual compensation as a Board member, excluding overtime, bonuses, commissions, other special payments or any other allowance.

2.2 “Board” and “Board of Directors” shall mean the Compensation Committee of the Board of Directors of the Company.

2.3 “Cause” shall mean that an Eligible Participant has:

2.3.1 refused or repeatedly failed to perform the duties assigned to him/her only if the Eligible Participant’s refusal or repeated failure to perform the duties assigned to him/her were willful and deliberate on the Eligible Participant’s part or committed in bad faith or without reasonable belief that such refusal or failure was in the best interests of the Company;

2.3.2 engaged in a willful or intentional act that has the effect of injuring the reputation or business of the Company in any material respect;

2.3.3 continually or repeatedly been absent from the Company, unless due to an approved leave due to serious illness or disability;

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2.3.4 used illegal drugs or been impaired due to other substances;

2.3.5 been convicted of any felony;

2.3.6 committed an act of gross misconduct, fraud, embezzlement or theft against the Company;

2.3.7 engaged in any act of such extreme nature that the Company determines to be grounds for immediate dismissal, including, but not limited to harassment of any nature; or

2.3.8 violated a material Company policy as determined by the CEO and or the Board of Directors.

2.4 “Change in Control” shall mean (i) an acquisition of any voting securities of the Company by one or more person or entity immediately after which such one or more person or entity has ownership of 51% or more of the combined voting power of the Company’s then issued and outstanding shares; (ii) a merger or consolidation that results in more than 51% of the combined voting power of the Company’s then issued and outstanding shares of the Company or its successor changing ownership; (iii) the sale of all or substantially all of the Company’s assets; or (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company.

2.5 “CEO” shall mean the Chief Executive Officer of the Company.

2.6 “Disability” shall mean the Eligible Employee’s absence from his/her duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Eligible Employee’s incapacity due to physical or mental illness.

2.7 “Eligible Participant” shall mean an individual that has provided Company with at least six (6) months of service, measured from his/her date of hire by the Company, as a director, executive or vice president.

2.8 “Good Reason” shall mean the occurrence of any of the following events following a Change in Control, without the Eligible Participant’s express written consent:

2.8.1 the assignment to the Eligible Participant of any duties which constitute, in any material respect, a change in the Eligible Participant’s position(s), duties or responsibilities with the Company immediately prior to such Change in Control; provided, however, that the fact that the Eligible Participant’s duties following a Change in Control are owed to a Successor or an affiliate of a Successor shall not in and of itself constitute a change in such Eligible Participant’s position(s), duties or responsibilities in any material respect;

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2.8.2 a reduction in the Eligible Participant’s Base Salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

2.8.3 any requirement that the Eligible Participant be based more than fifty (50) miles from the Eligible Participant’s principal place of employment immediately prior to the Change in Control;

2.8.4 the failure of the Successor to: (i) continue in effect any employee benefit plan or compensation plan in which the Eligible Participant and the Eligible Participant’s eligible dependants are participating immediately prior to such Change in Control, unless the Eligible Participant is permitted to participate in other plans providing the Eligible Participant with substantially equivalent benefits in the aggregate, or (ii) provide the Eligible Participant with paid vacation in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for the Eligible Participant immediately prior to such Change in Control or as in effect generally at any time thereafter with respect to other peer executives of the Company.

For purposes of this Plan, any good faith determination of Good Reason made by the Eligible Participant shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Successor promptly after receipt of notice thereof given by the Eligible Participant shall not constitute Good Reason.

2.9 “Incentive Severance Pay” shall mean amounts paid to a Participant as determined by the Board of Directors related to a variable bonus plan or other compensation plan that the Participant was eligible to receive or participate in prior to the trigger of benefits herein.

2.10 “Participant” shall mean an Eligible Participant whose employment has been terminated or has been removed from the Board of Directors for any of the reasons set forth in Section 3.2 below.

2.11 “Release” shall mean the then current standard general release agreement created by the Company releasing any and all claims the Participant may have against, among others, the Company, its parents, subsidiaries, affiliates and each of its current and former shareholders, officers, and directors, each of the foregoing in their capacity as such. The current Release agreement is attached hereto as Exhibit A and is subject to change from time to time in the discretion of the Company.

2.12 “Successor” shall mean the Company’s successor in interest or other entity acquiring control of the Company or its assets as a result of a Change in Control.

2.13 “Successor Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Successor; provided, however, that if the

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Successor does not have a Compensation Committee, “Successor Compensation Committee” shall refer to such entity’s full Board of Directors or similar governing body.

2.14 “Termination Date” shall mean the last official work day for which the Participant receives pay for service with the Company.

ARTICLE III

ELIGIBILITY FOR SEVERANCE BENEFITS

3.1 Notification. The Board shall provide each Eligible Participant with written notice of his/her eligibility in the Plan. Such notification shall be delivered to the Eligible Participant as soon as practicable following the Effective Date.

3.2 Trigger of Benefits. An Eligible Participant shall become a “Participant” for purposes of this Plan, if his/her employment is terminated or he/she is removed as a director for any of the following reasons:

3.2.1 Without Cause. Termination of employment (or removal as a director) by the Company without Cause and such termination is unrelated to a Change in Control of the Company (a “Non-Change in Control Termination”), or

3.2.2 Change of Control; Good Reason. Termination of employment (or removal as a director) by:

3.2.2.1 the Company or a Successor without Cause in connection with a Change in Control of the Company or within twelve months following a Change in Control of the Company, or

3.2.2.2 the Eligible Participant for Good Reason within thirty (30) days following a Change in Control of the Company (either of which shall be referred to as a “Change in Control Termination”).

3.3 Exceptions to Triggers.

3.3.1 Asset Sale. In the event of a sale of all or substantially all of the assets of the Company that constitutes a Change in Control for an Eligible Participant, the termination of such Eligible Participant’s employment with the Company in connection with such asset sale shall not constitute a termination of employment by the Company without Cause in connection with a Change in Control of the Company for purposes of Section 3.2 if in connection with such asset sale or immediately following such asset sale such Eligible Participant is offered comparable employment (or directorship) with the Successor to the assets sold, disposed of or transferred or the Eligible Participant accepts employment with such Successor within six months following such asset sale.

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3.3.2 Sale of a Subsidiary. If an asset sale of the Company which constitutes a Change in Control for an Eligible Participant is effected through the sale of a subsidiary of the Company, the termination of such Eligible Participant’s employment with the Company solely on account of the sale of such subsidiary shall not constitute a termination of employment without Cause in connection with a Change in Control of the Company for purposes of Section 3.2 if immediately following the consummation of such sale such Eligible Participant remains employed with such subsidiary or is offered comparable employment with the Successor to the assets sold, disposed of or transferred or the Eligible Participant accepts employment with such Successor within six months following such asset sale.

3.3.3 Comparable Employment. For purposes of this Section 3.3, an Eligible Participant will not be deemed to have been offered “comparable employment” if any change to such Eligible Participant’s employment with a Successor when compared with such Eligible Participant’s employment immediately prior to such asset sale would constitute Good Reason.

ARTICLE IV

SEVERANCE BENEFITS

4.1 Severance Benefit Amounts.

4.1.1 Director. Upon a trigger of benefits herein, a Participant that is a director of the Company shall receive the following severance benefits:

4.1.1.1 For a period of three (3) months and in equal installments and consistent with past payroll practices, an amount equal to the greater of: (i) Participant’s then current Base Salary, or (ii) Participant’s Base Salary on the date hereof;

4.1.1.2 Incentive Severance Pay as determined on a case-by-case basis by the Board of Directors; provided, however, nothing herein shall require the Board of Directors to pay any Incentive Severance Pay;

4.1.1.3 Participant (and his/her spouse and dependents) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover Participant’s (and his/her spouse and dependents) costs of coverage under COBRA at the same rate as if the Participant remained a director with the Company for a period equal to the shorter of: (i) three (3) months or (ii) until Participant accepts a new position with another Company.

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4.1.1.4 Participant (and his/her spouse and dependents) shall receive a travel pass for Company’s flights enabling Participant (and his/her spouse and dependents) to travel free of charge in any class of service that is available on Company’s flights at the time of reservation for a period equal to the shorter of (i) three (3) months or (ii) until the Participant receives similar flight benefits with a new employer;

4.1.1.5 Outplacement services in the form and scope as determined on a case-by-case basis in the sole discretion of the Board of Directors, provided, however, nothing herein shall require the Board of Directors to offer any outplacement services;

4.1.1.6 Use of a Blackberry, or similar device used by Participant for Company business at the time of Participant’s termination or resignation, for a period of thirty (30) days following Participant’s last day of service with the Company for the sole purpose of allowing Participant to transition to another device; and

4.1.1.7 Any and all benefits required to be paid or offered to Participant under the terms of the Spirit Airlines Restricted Stock Plan 2005.

4.1.2 Vice President. Upon a trigger of benefits herein, a Participant that is holds a Vice President position with the Company shall receive the following severance benefits:

4.1.2.1 For a period of six (6) months and in equal installments and consistent with past payroll practices, an amount equal to the greater of: (i) Participant’s then current Base Salary, or (ii) Participant’s Base Salary on the date hereof;

4.1.2.2 Incentive Severance Pay as determined on a case-by-case basis by the Board of Directors; provided, however, nothing herein shall require the Board of Directors to pay any Incentive Severance Pay;

4.1.2.3 Participant (and his/her spouse and dependents) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover Participant’s (and his/her spouse and dependents) costs of coverage under COBRA at the same rate as if the Participant remained employed with the Company for a period equal to the shorter of: (i) six (6) months or (ii) until Participant accepts a new position with another Company.

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4.1.2.4 Participant (and his/her spouse and dependents) shall receive a travel pass for Company’s flights enabling Participant (and his/her spouse and dependents) to travel free of charge in any class of service that is available on Company’s flights at the time of reservation for a period equal to the shorter of (i) six (6) months or (ii) until the Participant receives similar flight benefits with a new employer;

4.1.2.5 Outplacement services in the form and scope as determined on a case-bycase basis in the sole discretion of the Board of Directors, provided, however, nothing herein shall require the Board of Directors to offer any outplacement services;

4.1.2.6 Use of a Blackberry, or similar device used by Participant for Company business at the time of Participant’s termination or resignation, for a period of thirty (30) days following Participant’s last day of service with the Company for the sole purpose of allowing Participant to transition to another device; and

4.1.2.7 Any and all benefits required to be paid or offered to Participant under the terms of the Spirit Airlines Restricted Stock Plan 2005.

4.1.3 Senior Vice President or Higher. Upon a trigger of benefits herein, a Participant that holds a Senior Vice President or higher position with the Company shall receive the following severance benefits:

4.1.3.1 For a period of twelve (12) months and in equal installments and consistent with past payroll practices, an amount equal to the greater of: (i) Participant’s then current Base Salary, or (ii) Participant’s Base Salary on the date hereof;

4.1.3.2 Incentive Severance Pay as determined on a case-by-case basis by the Board of Directors; provided, however, nothing herein shall require the Board of Directors to pay any Incentive Severance Pay;

4.1.3.3 Participant (and his/her spouse and dependents) shall be eligible for certain continued coverage under the terms of the Consolidated Omnibus Budget Reconciliation Act (Public Law 99-272, Title X, commonly known as “COBRA”). Company shall cover Participant’s (and his/her spouse and dependents) costs of coverage under COBRA at the same rate as if the Participant remained employed with the Company for a period equal to the shorter of: (i) twelve (12) months or (ii) until Participant accepts a new position with another Company.

4.1.3.4 Participant (and his/her spouse and dependents) shall receive a travel pass for Company’s flights enabling Participant (and his/her spouse

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and dependents) to travel free of charge in any class of service that is available on Company’s flights at the time of reservation for a period equal to the shorter of (i) twelve (12) months or (ii) until the Participant receives similar flight benefits with a new employer;

4.1.3.5 Outplacement services in the form and scope as determined on a case-bycase basis in the sole discretion of the Board of Directors, provided, that such outplacement service benefits shall be no less than outplacement service benefits granted to similarly situated employees of the Company in the twelve (12) months preceding Participant’s termination or resignation;

4.1.3.6 Use of a Blackberry, or similar device used by Participant for Company business at the time of Participant’s termination or resignation, for a period of thirty (30) days following Participant’s last day of service with the Company for the sole purpose of allowing Participant to transition to another device; and

4.1.3.7 Any and all benefits required to be paid or offered to Participant under the terms of the Spirit Airlines Restricted Stock Plan 2005.

4.2 Impact on Other Benefits. Notwithstanding anything contained herein to the contrary, the payments to be provided to the Participant as set forth in Section 4.1 shall be lieu of any and all benefits otherwise provided under any severance pay policy, plan or program maintained from time to time by the Company for its employees, including, but not limited to any and all provisions relating to severance or separation benefits that are contained in any written employment agreement entered into between the Company and the Participant or any offer letter received from the Company.

4.3 Limitation on Payment of Severance Benefits. Notwithstanding anything contained herein to the contrary, the payments to be provided to the Participant as set forth in Section 4.1:

4.3.1 shall not be paid upon termination of the Eligible Participant’s employment: (i) by the Company for Cause, (ii) by the Eligible Participant for any reason other than Good Reason, (iv) as a result of the Eligible Participant’s death, or (vi) by the Company due to a Disability;

4.3.2 shall not be due or paid or made available hereunder unless and until the Participant or his representative has executed a Release, and any applicable revocation period described in such Release has expired; and

4.3.3 shall not be due or paid or made available hereunder if the Participant violates or threatens to violate any covenant not to compete, covenant not to solicit, covenant to not disparage or any confidentiality provision contained in this

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Plan or in any other written agreement entered into between the Company and the Participant including, without limitation, an employment agreement or the Release.

4.4 Taxes on Severance Payments. Severance payments are considered taxable income. All appropriate federal, state and local taxes will be withheld from all severance pay. Participant shall be solely responsible for payment of any and all taxes incurred by Participant as a result of the receipt of the severance payments from Company herein.

4.5 Severance Benefit Offsets. Payment of severance benefits pursuant to this Plan shall not be subject to offset, counterclaim, recoupment, defense or other claim, right or action which the Company may have, provided, however, that the amount of the severance benefit which any Participant is entitled to receive under the Plan shall be reduced, on a dollar for dollar basis, by all amounts, if any, which the Participant is entitled to receive as a result of the circumstances of his or her termination under the Federal Worker Adjustment and Retraining Notification Act (Pub. L. 100-379) or other similar federal, state or local statute. Payment of severance benefits pursuant to this Plan shall not be subject to a requirement that the Participant mitigate or attempt to mitigate damages resulting from the Participant’s termination of employment.

4.6 Continuation of Benefits in the Event of Death. In the event a Participant dies prior to receipt of his or her entire severance benefit, the remaining portion of such severance benefit shall continue to be paid, in the same form as it was paid prior to death, to the beneficiary named by Participant on the Participant’s executed Acknowledgement and Acceptance of the Term and Conditions of the Plan.

ARTICLE V

RESTRICTIVE COVENANTS

In consideration for the benefits provided under this Plan, each Participant hereby agrees and acknowledges to be bound to the following restrictive covenants:

5.1 Confidentiality. Except as may be required by law or legal process, the Participant shall not at any time during the course of his/her service with the Company or thereafter disclose to any person or entity or use any information not in the public domain or generally known in the industry that the Company treats as confidential or proprietary, in any form, acquired by the Participant while providing services to the Company or any predecessor to the Company’s business or, if acquired following the Termination Date, such information which, to the Participant’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, including but not limited to information regarding clients, customers,

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investors, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Participant agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon the Termination Date, the Participant shall return to the Company the originals and all copies of any such information provided to or acquired by the Participant in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Participant during the course of his/her service with the Company.

5.2 Non-Disparagement. The Participant agrees that he/she will make no disparaging or defamatory comments regarding the Company or its directors, officers, shareholders or employees in any respect or make any comments concerning any aspect of the Participant’s relationship with the Company or the conduct or events which precipitated the Participant’s termination of employment form the Company or removal from the Company’s Board of Directors. The obligations of the Participant under this Section 5.2 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

5.3 Acknowledgment. In consideration for the benefits provided under this Plan, each Participant acknowledges and confirms that: (i) the restrictive covenants contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, (ii) the restrictions contained in this Section 5 are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, and (iii) the restrictive covenants contained in this Section 5 are in addition to (and not in lieu of) any other restrictive covenants found in any other written agreement entered into between the Company and the Participant including, without limitation, an employment agreement or the Release. Participant further acknowledges and confirms that his/her full, uninhibited and faithful observance of each of the covenants contained in this Section 5 will not cause him/her any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his/her ability to obtain employment commensurate with his/her abilities and on terms fully acceptable to him/her or otherwise to obtain income required for the comfortable support of him/her and his/her family and the satisfaction of the needs of his/her creditors. The Participant further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

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EXECUTIVE SEVERANCE PLAN

(Dated January 1, 2007)

5.4 Reformation by the Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

5.5 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Participant of any of the covenants contained in this Section 5 will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Participant recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 5 by the Participant or any of his/her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

ARTICLE VI

ADMINISTRATION OF PLAN

6.1 Plan Name. The full name of the Plan is the Spirit Airlines, Inc. Executive Severance Plan.

6.2 Type of Plan and Funding. The Plan is a top hat employee welfare benefit plan which is maintained primarily for the purpose of providing benefits to a select group of management or

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highly compensated employees. The benefits provided under the Plan are paid from the Company’s general assets. No fund has been established for the payment of Plan benefits. No contributions are required under the Plan.

6.3 Administration of the Plan. The Plan shall be administered by the Board. The Board may, by majority vote, establish such rules and regulations as are necessary for the proper administration of the Plan and may make such determinations and take such actions in connection with or in relation to the Plan as necessary. The construction and interpretation by the Board of any provision of this Plan shall be final and conclusive.

6.4 Plan Amendment or Termination. The Company reserves the right, in its sole and absolute discretion to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time; provided, however, that (i) any amendment that would reduce the aggregate level of benefits or terminate the Plan shall not become effective prior to the six (6) month anniversary of the Company giving notice to the Eligible Participants of such amendment or termination; and (ii) that any such amendment or termination of the Plan shall not affect the severance benefits payable under the Plan to any Participant whose Termination Date has occurred prior to the effective date of the amendment or termination of the Plan.

6.5 No Liability. No director, officer, agent or employee of the Company shall be personally liable in the event the Company is unable to make any payments under the Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent. In addition, no employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

ARTICLE VII

CLAIMS APPEAL PROCEDURE

The following information is intended to provides the procedures an individual may follow if he or she disagrees with any decision about eligibility for Plan payments.

7.1 Eligibility. An Eligible Participant will be informed as to whether or not he/she is a Participant under the Plan, and thereby entitled to benefits under the Plan, on or before the last day worked. Eligible Participants who believe they are entitled to benefits under the Plan and do not receive notice of their status as a Participant, or who have questions about the amounts they receive, must write to the Board within thirty (30) days of the date of their respective termination.

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7.2 Denial of Claim for Benefits. If the Board denies an Eligible Participant’s claim for benefits under the Plan, the Eligible Participant will be sent a letter within ninety (90) days (in special cases, more than 90 days may be needed and you will be notified if this is the case) explaining: (i) the specific reason or reasons for the denial; (ii) the specific provisions on which the denial is based; (iii) any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure.

7.3 Appeal by Participant. If payment is denied or the Eligible Participant disagrees with the amount of the payment, he or she may file a written request for review within sixty (60) days after receipt of such denial. This request should be filed with the Board. The letter which constitutes the filing of an appeal should ask for a review and include the reasons why the Eligible Participant believes the claim was improperly denied, as well as any other appropriate data, questions, or comments.

7.4 Final Decision. A final decision will normally be reached within sixty (60) days after receipt of a written request for review in accordance with Section 7.3 above, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible. The Eligible Participant will receive a written notice of the decision on the appeal, indicating the specific reasons for the decision as well as specific references to the Plan provisions on which the decision is based.

ARTICLE VIII

ASSUMPTION OF THE PLAN BY SUCCESSOR

In the event of a sale of all or substantially all of the assets of the Company that constitutes a Change in Control for one or more Eligible Participants, the Company may assign the liabilities hereunder with respect to all such Eligible Participants to the Successor to the assets sold. To the extent that any such Successor assumes such liabilities following an asset sale, the Company shall have no liability whatsoever for payments that become payable hereunder with respect to any Eligible Participant who is offered comparable employment with the Successor to the assets sold, disposed of or transferred following such asset sale or the Eligible Participant accepts employment with such Successor within six months following such asset sale or, where the asset sale is consummated in the form of a sale of a subsidiary, to any Eligible Participant who remains employed with such subsidiary or is offered comparable employment with the Successor to the assets sold, disposed of or transferred following such asset sale or the Eligible Employee accepts employment with such Successor within six months following such asset sale.

SPIRIT AIRLINES, INC

EXECUTIVE SEVERANCE PLAN

(Dated January 1, 2007)

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Limitations on Participants. No employee or other person shall have any claim or right (legal, equitable, or other) to become a Participant under the Plan. No rights to any severance payments specified herein (except as set forth herein) may be transferred, sold, assigned, pledged, hypothecated, encumbered or alienated in any respect.

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9.2 No Shareholder Rights. Neither the action of the Company in establishing the Plan nor any action taken by it or by the Board under the provisions hereof, nor any provision of the Plan shall be construed as giving to any Participant the legal or equitable rights of a shareholder. This Plan is intended to compensate key employees and directors for their past and future performance on behalf of the Company.

9.3 No Employee or Board Rights. Neither the action of the Company in establishing the Plan nor any action taken by it or by the Board under the provisions hereof, nor any provision of the Plan, shall be construed as giving the Participant the right to be retained in the employ of the Company or retained as a member of the Board. Furthermore, this Plan shall not be construed as a contract of employment for the Participants.

9.4 Governing Law. The Plan shall be governed by and construed in accordance with laws of the State of Florida.

IN WITNESS WHEREOF, the Company has caused this Spirit Airlines, Inc. executive Severance Plan to be executed as of the 1st day of January, 2007.

SPIRIT AIRLINES, INC.

Ben Baldanza
Chief Executive Officer

SPIRIT AIRLINES, INC

EXECUTIVE SEVERANCE PLAN

(Dated January 1, 2007)

EXHIBIT A

FORM OF RELEASE

SPIRIT AIRLINES, INC.

EXECUTIVE SEVERANCE PLAN

ACKNOWLEDGMENT AND ACCEPTANCE OF

THE TERMS AND CONDITIONS OF THE PLAN

I acknowledge receipt of a copy of the Spirit Airlines Inc. Executive Severance Plan created as of January 1, 2007 (the “Plan”). I have familiarized myself with the information in the Plan and do hereby agree to be bound by the terms and conditions of the Plan.

If Participant is an employee of Company:

I understand and agree that my employment with Spirit Airlines, Inc. (the “Company”) will continue to be “at-will,” that either the Company or I may terminate my employment relationship with the Company at any time, and that nothing in this Plan is intended to imply or create any guarantee of employment between the Company and me.

If Participant is a director of Company:

I understand and agree that my seat on the Board of Directors of Company will continue to be at the discretion of the shareholders of the Company and subject to the terms and provisions of the Company’s corporate records related thereto, and that nothing in this Plan is intended to imply or create any guarantee of a continued seat on the Board of Directors.

Participant Signature
Participant Printed Name:

Date:

Beneficiary Designation:

In the event I die prior to receipt of my entire severance benefit under the Plan, by signing above, I hereby nominate the following person as my beneficiary under the Plan to receive the remaining portion of my severance benefits:

Beneficiary Name:
Address: